Exhibit 3.1

EXCEL TRUST, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF

8.125% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

EXCEL TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article VI of the charter of the Company (which, as amended and supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, by resolutions duly adopted on or as of January 18, 2012, has authorized the classification and designation of up to a stated maximum amount of shares of the authorized but unissued preferred stock of the Company, par value $0.01 per share (“Preferred Stock”), as a separate class of Preferred Stock, the issuance of such shares, and, pursuant to the powers contained in the Bylaws of the Company and the MGCL, appointed a committee (the “Committee”) of the Board of Directors and delegated to the Committee, to the fullest extent permitted by the MGCL and the Charter and Bylaws of the Company, among other things, all powers of the Board of Directors with respect to (i) setting the number of shares of the Preferred Stock to be classified and designated, up to the stated maximum amount, (ii) choosing the cumulative dividend percentage for the Preferred Stock, (iii) selecting the dates on which dividends will be paid on the separate class of Preferred Stock, (iv) establishing the price per share for the separate class of Preferred Stock, (v) authorizing, approving and filing these Articles Supplementary with the Department, and (vi) authorizing and approving all such other actions as the Committee may deem necessary or desirable in connection with the classification, authorization, issuance, offer, and sale of the Preferred Stock.

SECOND: The Committee has adopted resolutions classifying and designating 3,680,000 shares of the Preferred Stock as a separate class of Preferred Stock to be known as the “8.125% Series B Cumulative Redeemable Preferred Stock,” setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such 8.125% Series B Cumulative Redeemable Preferred Stock, and authorizing the issuance of up to 3,680,000 shares of 8.125% Series B Cumulative Redeemable Preferred Stock of the Company.

THIRD: The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Company designated as 8.125% Series B Cumulative Redeemable Preferred Stock are as follows, which upon any restatement of the Charter shall be made a part of or incorporated by reference into the Charter with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

1. Designation and Number. A series of Preferred Stock, designated the “8.125% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of authorized shares of Series B Preferred Stock initially shall be 3,680,000.

2. Rank. The Series B Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company: (i) senior to all classes or series of the Company’s common stock, $0.01 par value per share (“Common Stock”), and to all classes or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; (ii) on a parity with the Company’s 7.00% Series A Cumulative Convertible Perpetual Preferred Stock and with any other class or series of capital stock of the Company expressly designated as ranking on parity with the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company and all other classes or series of capital stock issued by the Company; and (iii) junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company. The term “capital stock” shall not include convertible or exchangeable debt securities. The Series B Preferred Stock, like the Company’s 7.00% Series A Cumulative Convertible Perpetual Preferred Stock, will rank junior in right of payment to the Company’s other existing and future debt obligations.

3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking senior to the Series B Preferred Stock as to dividends, the holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of eight and one-eighth percent (8.125%) per annum of the twenty-five dollars ($25.00) per share liquidation preference of the Series B Preferred Stock (equivalent to a fixed annual amount of $2.03125 per share). Such dividends per share shall accrue on a daily basis and be cumulative from (but excluding) the original date of issuance and be payable quarterly in equal amounts in arrears on or about the fifteenth day of each January, April, July and October of each year, beginning on April 15, 2012 (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day (as defined in Section 3(h) below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series B Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the date designated by the Board of Directors for the payment of dividends that is not more than 35 nor less than 10 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series B Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series B Preferred Stock that is outstanding on such date, which shall be equal to the greatest dividend per share payable on any such share on such date. A “dividend period” shall mean the respective period commencing on and including the 16th day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period, which shall commence on the date on which dividends first accrue on the shares of Series B Preferred Stock and end on and include April 15, 2012, and other than the dividend period during which any shares of Series B Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 below, which shall end on and include the day preceding the call date with respect to the shares of Series B Preferred Stock being redeemed).

(b) No dividend on the Series B Preferred Stock shall be authorized by the Board of Directors or declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Stock shall accrue whether or not the restrictions referred to in Section 3(b) exist, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption as the case may be. Accrued and unpaid dividends will not bear interest.

(d) Except as provided in Section 3(e), unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock or other capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be authorized and declared or paid or set apart for payment nor shall any other dividend be authorized and declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such capital stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, by redemption, purchase or acquisition of capital stock under incentive, benefit or share purchase plans of the Company for officers, directors or employees or others performing or providing similar services, or by other redemption, purchase or acquisition of such capital stock for the purpose of preserving the Company’s status as a real estate investment trust (“REIT”) for federal income tax purposes).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and all other capital stock ranking on a parity, as to dividends, with the Series B Preferred Stock, all dividends authorized and declared, paid or set apart for payment upon the Series B Preferred Stock and all other capital stock ranking on a parity, as to dividends, with the Series B Preferred Stock shall be authorized and declared and paid pro rata or authorized and declared and set apart for payment pro rata so that the amount of dividends authorized and declared per share of Series B Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share of Series B Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of Series B Preferred Stock which may be in arrears.

(f) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series B Preferred Stock as described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(g) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of the Company’s capital stock is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

(h) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are required by law, regulation or executive order to close.

4. Liquidation Rights.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (referred to herein sometimes as a “liquidation”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid, or have the Company declare and set apart for payment, out of the assets of the Company legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Company), a liquidation preference of twenty-five dollars ($25.00) per share of Series B Preferred Stock, plus an amount equal to all accrued and unpaid dividends to, but not including, the date of payment (the “Liquidation Preference”), before any distribution of assets is made to holders of shares of Common Stock or any other capital stock of the Company that rank junior to the Series B Preferred Stock as to liquidation rights.

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay the full amount of the Liquidation Preference to holders of shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Series B Preferred Stock as to liquidation rights, then the holders of the Series B Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of the effective date of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the address of such holder as the same shall appear on the stock transfer records of the Company.

(d) After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company.

(e) None of a consolidation or merger of the Company with or into another entity, a merger of another entity with or into the Company, a statutory share exchange by the Company or a sale, lease, transfer or conveyance of all or substantially all of the Company’s assets or business shall be considered a liquidation, dissolution or winding up of the Company.

5. Redemption.

(a) Except as described in Section 6 below and this Section 5, the shares of Series B Preferred Stock are not redeemable prior to January 31, 2017. To ensure that the Company remains qualified as a REIT for federal income tax purposes, however, the Series B Preferred Stock shall be subject to the provisions of Article VII of the Charter and Section 10 below pursuant to which shares of Series B Preferred Stock owned by a stockholder in excess of the applicable ownership limit shall automatically be transferred to a Trust (as defined in Section 10 below) and the Company shall have the right to purchase such shares, as provided in Section 10 below. In addition, and separate from the purchase right described in the immediately preceding sentence, on and after January 31, 2017, the Company, at its option, upon giving notice as provided below, may redeem the Series B Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of twenty-five dollars ($25.00) per share, plus all accrued and unpaid dividends on such Series B Preferred Stock to, but not including, the date of such redemption (the “Redemption Right”).

(b) If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method determined by the Company. If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Stock would become a holder of a number of shares of Series B Preferred Stock in excess of the Series B Ownership Limit, the Aggregate Stock Ownership Limit or such other limit as permitted by the Board of Directors pursuant to Section 10(b)(vii) below because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company will redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will hold in excess of the applicable ownership limit subsequent to such redemption.

(c) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, nor shall the Company purchase or otherwise acquire directly or indirectly for any consideration, or shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series B Preferred Stock (except by conversion into or exchange for capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the redemption or purchase by the Company of shares of Series B Preferred Stock pursuant to Article VII of the Charter or Section 10 below or comparable provisions of the Charter now or hereafter existing in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all shares of Series B Preferred Stock.

(d) Immediately prior to or upon any redemption of shares of Series B Preferred Stock, the Company shall pay, in cash, any accrued and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of shares of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date (including any accrued and unpaid dividends for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series B Preferred Stock for which a notice of redemption has been given.

(e) The following provisions set forth the procedures for redemption pursuant to the Redemption Right:

(i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, no less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series B Preferred Stock to be redeemed; (D) the place or places where the certificates, to the extent shares of Series B Preferred Stock are certificated, for the shares of Series B Preferred Stock are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

(iii) If the Company shall so require and the notice shall so state, on or after the redemption date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender the certificates evidencing his shares of Series B Preferred Stock, to the extent such shares are certificated, to the Company at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accrued and unpaid dividends to, but not including, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate evidencing shares of Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing shares of Series B Preferred Stock are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the shares of Series B Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(iv) From and after the redemption date (unless the Company defaults in payment of the redemption price), all dividends on the shares of Series B Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends to, but not including, the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accrued and unpaid dividends to, but not including, the redemption date) of the shares of Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series B Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid dividends to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the shares of Series B Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

(f) Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Series B Preferred Stock in the open market, by tender or by private agreement.

(g) Any shares of Series B Preferred Stock that shall at any time have been redeemed or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.

6. Special Optional Redemption by the Company.

(a) Upon the occurrence of a Change of Control (as defined below), the Company will have the option upon written notice mailed by the Company, postage pre-paid, no less than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company, to redeem the shares of Series B Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at twenty-five dollars ($25.00) per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Company has provided or provides notice of redemption with respect to the shares of Series B Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series B Preferred Stock will not have the conversion right described below in Section 9.

A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of stock of the Company entitling that person to exercise more than 50% of the total voting power of all shares of stock of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), and

(ii) following the closing of any transaction referred to in (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE

Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the shares of Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series B Preferred Stock to be redeemed; (D) the place or places where the certificates for the shares of Series B Preferred Stock, to the extent shares of Series B Preferred Stock are certificated, are to be surrendered (if so required in the notice) for payment of the redemption price; (E) that the shares of Series B Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (F) that holders of the shares of Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (G) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Company. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series B Preferred Stock would become a holder of a number of shares of Series B Preferred Stock in excess of the Series B Ownership Limit, the Aggregate Stock Ownership Limit or such other limit as permitted by the Board of Directors pursuant to Section 10(b)(vii) below because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company will redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will hold in excess of the applicable ownership limit subsequent to such redemption.

(c) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, nor shall the Company purchase or otherwise acquire directly or indirectly for any consideration, or shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series B Preferred Stock (except by conversion into or exchange for capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the redemption or purchase by the Company of shares of Series B Preferred Stock pursuant to

Article VII of the Charter or Section 10 below or comparable provisions of the Charter now or hereafter existing in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all shares of Series B Preferred Stock.

(d) Immediately prior to any redemption of shares of Series B Preferred Stock pursuant to the Special Optional Redemption Right, the Company shall pay, in cash, any accrued and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of shares of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date (including any accrued and unpaid dividends for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series B Preferred Stock for which a notice of redemption has been given.

(e) If the Company shall so require and the notice shall so state, on or after the redemption date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender the certificates evidencing his shares of Series B Preferred Stock, to the extent such shares are certificated, to the Company at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accrued and unpaid dividends to, but not including, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate evidencing shares of Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing shares of Series B Preferred Stock are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the shares of Series B Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(f) From and after the redemption date (unless the Company defaults in payment of the redemption price), all dividends on the shares of Series B Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends to, but not including, the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accrued and unpaid dividends to, but not including, the redemption date) of the shares of Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series B Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid dividends to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the shares of Series B Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

(g) Any shares of Series B Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.

7. Voting Rights.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series B Preferred Stock (voting together as a single class with all other classes or series of preferred stock of the Company upon which like voting rights have been, or are at any time, conferred and are exercisable (“Parity Voting Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) until all dividends accumulated on such Series B Preferred Stock and Parity Voting Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the number of directors comprising the entire Board of Directors will be increased by two (2).

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification or removal. The election will take place at (i) either (a) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of stockholders or (b) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Company’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series B Preferred Stock and each such class or series of outstanding Parity Voting Preferred have been paid in full. A dividend in respect of Series B Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly dividend periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 20% of the outstanding shares of Series B Preferred Stock and Parity Voting Preferred, a special meeting of the holders of Series B Preferred Stock and each class or series of Parity Voting Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series B Preferred Stock and Parity Voting Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series B Preferred Stock and Parity Voting Preferred, by plurality vote, voting together as a single class without regard to class or series, will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series B Preferred Stock and Parity Voting Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series B Preferred Stock and Parity Voting Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series B Preferred Stock and the Parity Voting Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series B Preferred Stock and Parity Voting Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B Preferred Stock and the Parity Voting Preferred that would have been entitled to vote at such special meeting.

(e) If and when all accumulated dividends on such Series B Preferred Stock and all classes or series of Parity Voting Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, the right of the holders of Series B Preferred Stock and the Parity Voting Preferred to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall immediately terminate and the entire Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series B Preferred Stock and the Parity Voting Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock when they only have the voting rights described above and by the majority vote of the Series B Preferred Stock and each other class or series of Parity Voting Preferred upon which like voting rights have been conferred and are exercisable (voting as a single class) when the Series B Preferred Stock and such Parity Voting Preferred are entitled to vote thereon. Each of the Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series B Preferred Stock remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time, voting together with the holders of any parity stock upon which like voting rights have been conferred, given in person or by proxy, either in writing or at a meeting (such series voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, or reclassify any authorized capital stock of the Company into any such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger or consolidation or otherwise (in either case, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth in (ii) above, so long as shares of Series B Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series B Preferred Stock receive shares of stock or beneficial interest or other capital stock with rights, preferences, privileges and voting powers substantially similar, taken as a whole, to the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series B Preferred Stock or the holders thereof; and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above, and provided further that any increase in the amount of the authorized shares of Series B Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other class or series of capital stock ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Notwithstanding the foregoing, if the occurrence of any Event set forth in (i) or (ii) above materially and adversely affects the rights, preferences, privileges or voting power of any of the Series B Preferred Stock disproportionately relative to other classes or series of preferred stock on parity with the Series B Preferred Stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock voting separately shall be required, subject, however, to the proviso which appears immediately following such clauses above. Holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to: (a) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Company, or (b) any increase in the number of authorized shares of Series B Preferred Stock or the creation or issuance of any other class or series of capital stock, or (c) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (a), (b) or (c) above ranking on parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. Except as set forth herein, holders of the Series B Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series B Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series B Preferred Stock.

(g) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

8. Information Rights. During any period in which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Company will (i) transmit by mail or other permissible means under the Exchange Act to all holders of the shares of Series B Preferred Stock, as their names and addresses appear in the Company’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Company would have been required to file with the Securities and Exchange Commission (the “SEC”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the shares of Series B Preferred Stock. The Company will mail (or otherwise provide) the reports to the holders of shares of Series B Preferred Stock within 15 days after the respective dates by which the Company would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

9. Conversion. The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company, except as provided in this Section 9.

(a) Upon the occurrence of a Change of Control, each holder of shares of Series B Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the shares of Series B Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the shares of Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series B Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 4.1701 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of the 3,680,000 shares of Preferred Stock designated as Series B Preferred Stock and authorized for issuance pursuant to these Articles Supplementary is 15,345,968 in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional shares of Series B Preferred Stock designated and authorized for issuance pursuant to any subsequent articles supplementary and (ii) is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock shall receive upon conversion of such shares of Series B Preferred Stock the kind and amount of Alternative Form Consideration that such holder of shares of Series B Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of shares of Series B Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of shares of Series B Preferred Stock shall receive shall be the form of consideration elected by the holders of the shares of Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is no less than 20 days nor more than 35 days after the date on which the Company provides such notice pursuant to Section 9(c).

The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of shares of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of shares of Common Stock is other than solely cash.

(b) No fractional shares of Common Stock shall be issued upon the conversion of shares of Series B Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series B Preferred Stock at their addresses as they appear on the Company’s stock transfer records and notice shall be provided to the Company’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of shares of Series B Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the shares of Series B Preferred Stock, the holder will not be able to convert shares of Series B Preferred Stock and such shares of Series B Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of shares of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 9(c) above to the holders of shares of Series B Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the shares of Series B Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series B Preferred Stock to be converted; and (iii) that the shares of Series B Preferred Stock are to be converted pursuant to the applicable terms of the Series B Preferred Stock. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of shares of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem such shares of Series B Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Company elects to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series B Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h) The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of shares of Series B Preferred Stock will be entitled to convert such shares of Series B Preferred Stock into shares of Common Stock to the extent that such conversion would cause any Person to Beneficially Own or Constructively Own shares of Series B Preferred Stock in violation of Section 10(b)(i)(A)(1) or (2) below or receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to Beneficially Own or Constructively Own, within the meaning of the Charter, shares of Common Stock of the Company in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as such terms are defined in the Charter, or such other limit as permitted by the Board of Directors pursuant to Section 7.2.7 of the Charter, as applicable.

10. Restrictions on Transfer and Ownership of Shares.

(a) Definitions. For the purposes of this Section 10 of these Articles Supplementary, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” has the meaning set forth in Article VII of the Charter.

“Beneficial Ownership” shall mean ownership of shares of Series B Preferred Stock by a Person who is or would be treated as an owner of such shares of Series B Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” has the meaning set forth in Article VII of the Charter.

“Capital Stock” has the meaning set forth in Article VII of the Charter.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10(c)(vi) of these Articles Supplementary, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

“Common Stock Ownership Limit” has the meaning set forth in Article VII of the Charter.

“Constructive Ownership” shall mean ownership of shares of Series B Preferred Stock by a Person who is or would be treated as an owner of such shares of Series B Preferred Stock either actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a stockholder of the Company for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 10(b)(vii) of these Articles Supplementary.

“Excepted Holder Limit” shall mean for each Excepted Holder, the percentage limit established by the Board of Directors pursuant to Section 10(b)(vii) of these Articles Supplementary, which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of Series B Preferred Stock, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 10(b)(vii) and subject to adjustment pursuant to Section 10(b)(viii) of these Articles Supplementary.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Initial Date” has the meaning set forth in Article VII of the Charter.

“Market Price” on any date shall mean, with respect to the outstanding shares of Series B Preferred Stock, the Closing Price for such Series B Preferred Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Series B Preferred Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series B Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Series B Preferred Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Series B Preferred Stock is listed or admitted to trading or, if such Series B Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Series B Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series B Preferred Stock selected by the Board of Directors or, in the event that no trading price is available for such Series B Preferred Stock, the fair market value of the Series B Preferred Stock, as determined in good faith by the Board of Directors.

“NYSE” shall mean the New York Stock Exchange.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 10(b), would Beneficially Own or Constructively Own shares of Series B Preferred Stock in excess of the amounts permitted under Section 10(b)(i), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive

Ownership and Transfers of shares of Series B Preferred Stock set forth herein is no longer required in order for the Company to qualify as a REIT.

“Series B Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 10(b)(viii)) of the aggregate of the outstanding shares of Series B Preferred Stock of the Company, excluding any such outstanding Series B Preferred Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Series B Preferred Stock by any Person, shares of Series B Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The value of shares of Series B Preferred Stock of the Company shall be the Market Price therefor.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series B Preferred Stock or the right to vote or receive dividends on Series B Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series B Preferred Stock or any interest in Series B Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Series B Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any trust provided for in Section 10(c)(i) of these Articles Supplementary.

“Trustee” shall mean the Person unaffiliated with the Company and a Prohibited Owner, that is appointed by the Company to serve as trustee of the Trust.

(b) Series B Preferred Stock.

(i) Ownership Limitations. Prior to the Restriction Termination Date, but subject to Section 10(d):

(A) Basic Restrictions.

(1) The Series B Preferred Stock constitutes a class or series of Preferred Stock, and Preferred Stock constitutes Capital Stock of the Company. Therefore, the Series B Preferred Stock, being Capital Stock, shall be subject to the Aggregate Stock Ownership Limit applicable with respect to Capital Stock generally and all other restrictions and limitations on the Transfer and ownership of Capital Stock set forth in the Charter and applicable to Capital Stock. In addition, (i) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series B Preferred Stock in excess of the Series B Ownership Limit and (ii) no Excepted Holder shall Beneficially Own or Constructively Own shares of Series B Preferred Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(2) No Person shall Beneficially or Constructively Own shares of Series B Preferred Stock to the extent that, taking into account other Capital Stock of the Company Beneficially Owned by such Person, such Beneficial Ownership or Constructive Ownership of shares of Series B Preferred Stock would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(3) Any Transfer of shares of Series B Preferred Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series B Preferred Stock.

(B) Transfer in Trust. If any Transfer of shares of Series B Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series B Preferred Stock in violation of Section 10(b)(i)(A)(1) or (2),

(1) then that number of shares of the Series B Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 10(b)(i)(A)(1) or (2) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 10(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(2) if the transfer to the Trust described in clause (1) of this sentence would not be effective for any reason to prevent the violation of Section 10(b)(i)(A)(1) or (2), then the Transfer of that number of shares of Series B Preferred Stock that otherwise would cause any Person to violate Section 10(b)(i)(A)(1) or (2) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series B Preferred Stock.

(3) In determining which shares of Series B Preferred Stock are to be transferred to a Trust in accordance with this Section 10(b)(i)(B) and Section 10(c) hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Section 10(b)(vi)) and, to the extent not inconsistent therewith, on a pro rata basis.

(4) To the extent that, upon a transfer of shares of Series B Preferred Stock pursuant to this Section 10(b)(i)(B), a violation of any provision of Section 10(b)(i)(A) would nonetheless be continuing (as, for example, where the ownership of shares of Series B Preferred Stock by a single Trust would result in the shares of Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then shares of Series B Preferred Stock shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 10(b)(i)(A) hereof.

(ii) Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 10(b)(i) or that a Person intends or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series B Preferred Stock in violation of Section 10(b)(i) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 10(b)(i) shall automatically result in the transfer to the Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(iii) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series B Preferred Stock that will or may violate Section 10(b)(i)(A) or any Person who would have owned shares of Series B Preferred Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 10(b)(i)(B) shall immediately give written notice to the Company of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s status as a REIT.

(iv) Owners Required To Provide Information. Prior to the Restriction Termination Date:

(A) every owner of one-half percent or more (or such higher percentage as permitted by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Series B Preferred Stock, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of shares of each class or series of Series B Preferred Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Series B Ownership Limit; and

(B) each Person who is a Beneficial Owner or Constructive Owner of shares of Series B Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series B Preferred Stock for a Beneficial Owner or Constructive Owner shall, on demand, provide to the Company such information as the Company may request, in good faith, in order to determine the Company’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(v) Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 10(b) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders in preserving the Company’s status as a REIT.

(vi) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 10, including Section 10(b), Section 10(c), or any definition contained in Section 10(a), or any defined term used in this Section 10 but defined elsewhere in the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 10 with respect to any situation, or the meaning of such defined term, based on the facts known to it. In the event Section 10(b) or Section 10(c) requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 10(a), 10(b) or 10(c). Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 10(b)(ii)) acquired Beneficial Ownership or Constructive Ownership of shares of Series B Preferred Stock in violation of Section 10(b)(i), such remedies (as applicable) shall apply first to the shares of Series B Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series B Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series B Preferred Stock based upon the relative number of the shares of Series B Preferred Stock held by each such Person.

(vii) Exceptions.

(A) Subject to Section 10(b)(i)(A)(2), the Board of Directors of the Company, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Series B Ownership Limit and/or the Aggregate Stock Ownership Limit, as applicable, and may establish or increase an Excepted Holder Limit for such Person, if:

(1) the Board of Directors determines, based on representations and undertakings from such Person to the extent required by the Board of Directors and as are reasonably necessary to ascertain, that no Individual’s Beneficial Ownership or Constructive Ownership of such shares of Series B Preferred Stock will violate Section 10(b)(i)(A)(2) as a result of such exemption, establishment or increase of the Excepted Holder Limit;

(2) the Board of Directors determines that such Person does not, and such Person represents that it will not, actually own or Constructively Own an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to actually own or Constructively Own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, and the Board of Directors obtains such representations and undertakings from such Person, as and to the extent, if at all, determined by the Board of Directors to be required or reasonably necessary to ascertain this fact (for this purpose, in the Board of Director’s sole and absolute discretion, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Company, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT shall not be treated as a tenant of the Company); and

(3) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 10(b)(i) through 10(b)(vi)) will result in such shares of Series B Preferred Stock being automatically transferred to a Trust in accordance with Sections 10(b)(i)(B) and 10(c).

(B) Prior to granting any exception pursuant to Section 10(b)(vii)(A), the Board of Directors of the Company may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(C) Subject to Section 10(b)(i)(A)(2), an underwriter which participates in a public offering or a private placement of Series B Preferred Stock (or securities convertible into or exchangeable for Series B Preferred Stock), or an initial purchaser of Series B Preferred Stock (or securities convertible into or exchangeable for Series B Preferred Stock) in a transaction reliant upon Rule 144A promulgated under the Act or any successor provision of similar import, may Beneficially Own or Constructively Own shares of Series B Preferred Stock (or securities convertible into or exchangeable for Series B Preferred Stock) in excess of the Series B Ownership Limit, the Aggregate Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or Rule 144A transaction.

(D) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Series B Ownership Limit and/or Aggregate Stock Ownership Limit, as applicable.

(E) For the avoidance of doubt, references in this Section 10(b)(vii) to the “Board of Directors” shall be deemed to include not only the Board of Directors but also any duly authorized committee thereof.

(viii) Increase or Decrease in Series B Ownership Limit. Subject to Section 10(b)(i)(A)(2) and the rest of this Section 10(b)(viii), the Board of Directors may, in its sole discretion, from time to time increase or decrease the Series B Ownership Limit for one or more Persons; provided, however, that a decreased Series B Ownership Limit will not be effective for any Person who actually owns, Beneficially Owns or Constructively Owns, as applicable, shares of Series B Preferred Stock in excess of such decreased Series B Ownership Limit at the time such limit is decreased, until such time as such Person’s actual ownership, Beneficial Ownership or Constructive Ownership of shares of Series B Preferred Stock, as applicable, equals or falls below the decreased Series B Ownership Limit, but any further acquisition of shares of Series B Preferred Stock or increased actual ownership, Beneficial Ownership or Constructive Ownership of shares of Series B Preferred Stock will be in violation of the Series B Ownership Limit and, provided further, that the new Series B Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

(ix) Legend. Each certificate representing shares of Series B Preferred Stock, if any, shall bear substantially the following legends in addition to any legends required to comply with federal and state securities laws:

Restrictions on Ownership and Transfer

THE SHARES OF 8.125% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK (“SERIES B PREFERRED STOCK”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES B PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S SERIES B PREFERRED STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING

SHARES OF SERIES B PREFERRED STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK (INCLUDING, WITHOUT LIMITATION, SERIES B PREFERRED STOCK) OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES B PREFERRED STOCK THAT, TAKING INTO ACCOUNT OTHER CAPITAL STOCK OF THE CORPORATION BENEFICIALLY OWNED BY SUCH PERSON, WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER SHARES OF SERIES B PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(a)(5) OF THE CODE). ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES B PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES B PREFERRED STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (i) THROUGH (iii) ABOVE ARE VIOLATED, THE SHARES OF SERIES B PREFERRED STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS, IN ITS SOLE AND ABSOLUTE DISCRETION, IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES B PREFERRED STOCK, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES B PREFERRED STOCK OF THE CORPORATION ON REQUEST AND

WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

Classes of Stock

THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS OR SERIES, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OR SERIES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OR SERIES OF PREFERRED STOCK BEFORE THE ISSUANCE OF SUCH CLASS OR SERIES OF PREFERRED STOCK. THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER, ON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(B) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION IS AUTHORIZED TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT THEY HAVE BEEN SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE OR TO THE TRANSFER AGENT.

Instead of the foregoing legends, a certificate may state that the Company will furnish a full statement about certain restrictions on ownership and transfer of the shares, and the other information required by Section 2-211 of the MGCL, to a stockholder on request and without charge.

(c) Transfer of Series B Preferred Stock in Trust.

(i) Ownership in Trust. Upon any purported Transfer or other event described in Section 10(b)(i)(B) that would result in a transfer of shares of Series B Preferred Stock to a Trust, such shares of Series B Preferred Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 10(b)(i)(B). The Trustee shall be appointed by the

Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 10(c)(vi).

(ii) Status of Shares Held by the Trustee. Shares of Series B Preferred Stock held by the Trustee shall be issued and outstanding shares of Series B Preferred Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Series B Preferred Stock.

(iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series B Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that the shares of Series B Preferred Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Series B Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the shares of Series B Preferred Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 10, until the Company has received notification that shares of Series B Preferred Stock have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Sale of Shares by Trustee. Within 20 days of receiving notice from the Company that shares of Series B Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person or persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 10(b)(i)(A). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 10(c)(iv). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 10(c)(iii). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of Series B Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 10(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Purchase Right in Series B Preferred Stock Transferred to the Trustee. Shares of Series B Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other transaction, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 10(c)(iii). The Company shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 10(c)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Series B Preferred Stock held in the Trust would not violate the restrictions set forth in Section 10(b)(i)(A) in the hands of such Charitable Beneficiary. Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Trustee before the automatic transfer provided for in Section 10(b)(i)(B)(1) shall make such transfer ineffective, provided that the Company thereafter makes such designation and appointment.

(d) NYSE Transactions. Nothing in this Section 10 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 10 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 10.

(e) Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 10.

(f) Non-Waiver. No delay or failure on the part of the Company or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(g) Severability. If any provision of this Section 10 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

(h) Applicability of Section 10. The provisions set forth in this Section 10 shall apply to the Series B Preferred Stock notwithstanding any contrary provisions of the Series B Preferred Stock provided for elsewhere in these Articles Supplementary.

FOURTH: The Series B Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SEVENTH: The undersigned Chairman and Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested by its Chief Financial Officer as of January 30, 2012.

ATTEST:		EXCEL TRUST, INC.

By:	/s/ James Y. Nakagawa	By:	/s/ Gary B. Sabin
	James Y. Nakagawa		Gary B. Sabin
	Chief Financial Officer		Chairman and Chief Executive Officer